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Exhibit 21.1

List of Subsidiaries

1.
Witness Systems, LLC

2.
Witness Systems Canada, Inc.

3.
Witness Systems Pty Limited

4.
Witness Systems, S.A. de C.V.

5.
Witness Systems Services, S.A. de C.V.

6.
Witness Systems, K.K

7.
Witness Systems Europe Limited

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  Exhibit 21.1
List of Subsidiaries